Exhibit 21.1

LIST OF SUBSIDIARIES

Name	State or Country of Incorporation
RI Finance, Inc.	Delaware
RIC Investments, LLC	Delaware
RI Trading, LLC	Delaware
RI Assurance, Inc.	Vermont
RI Licensing, Inc.	Delaware
Respironics (HK) Ltd.	Hong Kong
RCM Manufacturing, Inc.	Philippines
Sigma Manufacturing Ltd.	Hong Kong
Wegot Investments Ltd.	Hong Kong
Respironics Medical Products (Shenzhen) Ltd.	PRC
Respironics Technotrend Ltd.	Hong Kong
Respironics France S.A.R.L.	France
Respironics Colorado, Inc.	Colorado
Respironics Deutschland GmbH and Co. KG	Germany
Respironics Verwaltungsgesellschaft mbH	Germany
Respironics California, Inc.	California
Respironics New Jersey, Inc.	New Jersey
Respironics International, Inc.	Delaware
Respironics International Global Enterprises, Inc.	Delaware
Respironics Netherlands B.V.	Netherlands
Fuji Respironics Kabushiki Kaisha	Japan
Respironics Novametrix, LLC	Delaware
Children’s Medical Ventures, LLC	Delaware
Western Biomedical Technologies Limited	Ireland
Respironics (Ireland) Limited	Ireland
Respironics UK Holding Company Limited	United Kingdom
Respironics Profile, Inc.	Delaware
Respironics Ltd.	United Kingdom
Respironics (UK) Ltd	United Kingdom
Respironics Respiratory Drug Delivery Ltd. (UK)	United Kingdom
Profile Pharma Ltd.	United Kingdom
Respironics Italy srl	Italy
Respironics Switzerland GmbH	Switzerland
Pilger Homecare AG	Switzerland
Mini-Mitter Company, Inc.	Oregon
Respironics OxyTec, Inc	California